Exhibit 10.2

Settlement Communication

Subject to Fed. R. Evid. 408

Release and Settlement Agreement

I.	Definitions.

1. “Affiliate” means an entity’s past or current direct or indirect parents, subsidiaries, affiliates, predecessors, and successors together with their past and current officers, directors, employees, agents, and attorneys. With respect to MasterCard, its Affiliates include its members.

2. “American Express” means American Express Company, American Express Travel Related Services Company, Inc. and their subsidiaries.

3. “Claim” means any and all manner of claims, demands, actions, causes of action, suits, damages, punitive or exemplary damages, liabilities, judgments, debts, injunctive relief, claims over, accounts, warranties, liens, attorneys’ fees, costs or expenses, whether based in contract law, tort law, equity, statute, regulation, or otherwise, whether state, federal, or local, known or unknown, or asserted or unasserted.

4. “Complaint” means the complaint filed in the Litigation on November 15, 2004.

5. “Covered Claim” means any and all known Claims that American Express asserted or could have asserted based in whole or in part on the alleged illegality or tortious or otherwise actionable effect of any MasterCard act, omission or occurrence from the beginning of time through the Effective Date, including but not limited to any alleged future losses, harms, or damages arising from the existence or operation of the Visa Rules or the MasterCard Rules through the Effective Date. With respect to Claims arising out of Dedication Agreements that are currently in effect, “Covered Claim” includes, without limitation, any Claim for alleged harm or damage arising out of the past, present, or future operation of such an Agreement through and including the date of its natural expiration (i.e., its original date of expiration without regard to any extension or renewal of the Agreement that is entered into after the Effective Date). For the avoidance of doubt, except as provided in the immediately preceding sentence with respect to Dedication Agreements or provided in paragraph 18, nothing in this Release and Settlement Agreement shall limit or affect the ability of American Express to assert any claim subsequent to the Effective Date for injunctive relief nor limit or affect the ability of American Express to make any claim against MasterCard for damages incurred after the Effective Date (other than damages after the Effective Date caused by MasterCard’s Competitive Programs Policy which was repealed in 2004) and any such Claim is excluded from the definition of Covered Claim as used in this Release and Settlement Agreement.

6. “Dedication Agreement” means any agreement between Visa U.S.A. or MasterCard, on the one hand, and a counterparty, on the other hand, under which the counterparty to the agreement with Visa U.S.A. or MasterCard receives valuable consideration in exchange for (i) spend volume on their Payment Cards on the networks of Visa U.S.A. or MasterCard, or (ii) branding a certain portion or amount of their Payment Cards as MasterCard or Visa cards.

7. “Effective Date” means the later of the date that this Release and Settlement Agreement has been duly executed by all parties shown on the signature lines at the end of this

Settlement Communication

Subject to Fed. R. Evid. 408

Agreement, the date on which the Agreement is approved by MasterCard Inc.’s Board of Directors, or the date on which the Agreement is approved by American Express’s Board of Directors.

8. “Execution Date” means the date that this Release and Settlement Agreement has been executed by the parties shown on the signature lines at the end of this Agreement.

9. “Litigation” means American Express Travel Related Services Co., Inc. v. Visa U.S.A. Inc. et al., No. 04-CV-08967 (S.D.N.Y.).

10. “MasterCard” means MasterCard International Inc. and MasterCard Incorporated.

11. “MasterCard Rules” means (i) MasterCard’s rules, operating regulations, and bylaws, and (ii) MasterCard’s rules, policies, practices, Dedication Agreements or other agreements, and procedures limiting or restricting the ability of MasterCard members to issue American Express Payment Cards, including but not limited to MasterCard’s Competitive Programs Policy.

12. “Payment Cards” means credit cards, debit cards, charge cards, prepaid cards, stored value cards, commercial cards, virtual cards, and other payment transaction products or devices (including those that do not utilize a tangible card).

13. “Visa” means Visa U.S.A. or Visa Inc.

14. “Visa Rules” means (i) Visa U.S.A. and Visa International rules, operating regulations, and by-laws, and (ii) Visa U.S.A. and Visa International’s rules, policies, practices, Dedication Agreements or other agreements, and procedures limiting or restricting the ability of Visa members to issue American Express Payment Cards, including but not limited to Visa’s By-Law 2.10(e).

II.	Total Release of MasterCard

15. American Express hereby totally releases and discharges MasterCard and its Affiliates from any and all Covered Claims.

III.	Payments.

16. In consideration for the foregoing releases, MasterCard will pay American Express:

(a) Twelve quarterly payments commencing with the quarter ending September 30, 2008, contingent on the performance of American Express’s United States GNS business. The amount of each quarterly payment will be 15% of American Express’s United States GNS billings during the quarter up to a maximum of $150 million, provided however that if the payment for any quarter is less than $150 million the maximum payment for a future quarter or quarters shall be increased by the difference between $150 million and such lesser amount as was actually paid. For the avoidance of doubt, the maximum total amount of all

Settlement Communication

Subject to Fed. R. Evid. 408

twelve quarterly payments is $1.8 billion, and the cumulative amount of quarterly payments made shall not at any time exceed $150 million times the number of quarterly payments made.

(b) Each quarterly payment provided for in subparagraph (a) above shall be made as follows: (i) a $150 million payment will be made on the 15th day of the third month of the quarter, subject to adjustment the following quarter if the actual payment earned is less than $150 million; (ii) within 30 days after the close of the quarter, American Express will provide an email certification to MasterCard of the amount due for the quarter up to the maximum provided for by subparagraph (a) above; (iii) if the amount due is less than $150 million, based on such certification, American Express will repay MasterCard the difference within 10 days (e.g. the payment for the quarter ending September 30, 2008 will be made on or before September 15, 2008, subject to adjustment during the first 10 days of November 2008).

17. If the amounts required to be paid pursuant to paragraph 16 above are not paid as required, American Express will have the option of commencing an arbitration to collect such payments or declaring a default of this Release and Settlement Agreement. MasterCard will have 30 days from receipt of any notice of default to cure such default by making the required payment. If MasterCard fails to cure any default in the time provided, American Express, at its sole election, may declare this Release and Settlement Agreement null and void and, upon returning all settlement payments previously received, American Express shall be entitled to reassert the Covered Claims against MasterCard to the full extent that such Covered Claims could have been pursued in the absence of this Release and Settlement Agreement and any statute of limitations defense arising as a result of this Release and Settlement Agreement or its implementation is waived. For the avoidance of doubt, MasterCard reserves the right to assert all statute of limitations defenses against Covered Claims that they would have been able to assert in the absence of this Release and Settlement Agreement or its implementation.

IV.	Other provisions.

18. Neither American Express nor MasterCard has a present intention to make a Claim against the other. Any Claim (including a Claim for injunctive relief, damages, or otherwise) asserted by either party to this Release and Settlement Agreement against the other brought within thirty-six months of the Effective Date, including but not limited to any question or dispute arising from or relating to this Release and Settlement Agreement, shall be exclusively resolved by binding arbitration pursuant to the rules of the International Chamber of Commerce with Kenneth Feinberg serving as the sole arbitrator. Any such arbitration shall take place in New York City and shall be governed by the law of the State of New York, without regard to its choice of law rules. If Mr. Feinberg is unable to serve as an arbitrator, an alternative will be selected by the parties’ mutual agreement. If either party believes that the decision by Mr. Feinberg (or his alternative) is without rational basis, such party will have the right to have that issue decided by a panel selected pursuant to the rules of the International Chamber of Commerce.

Settlement Communication

Subject to Fed. R. Evid. 408

19. This Release and Settlement Agreement is not intended to create, and does not create, any third party beneficiary rights.

20. The parties hereto shall use their best efforts to obtain all necessary approvals of the material terms of this Release and Settlement Agreement, and to transmit copies of all such approvals to counsel for signatories hereto, within 15 days of the Execution Date.

21. This Release and Settlement Agreement shall take effect on the Effective Date. This Release and Settlement Agreement may be amended or superseded only by a written agreement duly executed by all of the signatories hereto.

22. Within seven days of the Effective Date, American Express shall cause MasterCard to be voluntarily dismissed from the Litigation without prejudice, except that, upon American Express’s receipt of the final payment due under this Release and Settlement Agreement such dismissal shall have the effect of a dismissal with prejudice. Except as provided in Paragraph 17, American Express covenants not to sue MasterCard or its Affiliates for any Covered Claim.

23. Prior to June 25, 2008, the parties shall not publicly disclose the contents of this agreement except to the extent necessary to comply with applicable laws, regulations, court orders, or other legal obligations and except to advise the Court in the Litigation. After June 25, 2008, any party may publicly disclose the contents or existence of this Agreement; provided, however, that parties shall coordinate in order to permit the simultaneous disclosure of the existence and terms of this agreement by American Express and MasterCard. In any public statements regarding the Release and Settlement Agreement or the Covered Claims, neither party will discuss the merits of the Covered Claims, or disparage the other party. In the event this Agreement or its contents inadvertently becomes public, the parties agree to confer immediately regarding the release of a public communication.

24. The parties recognize that this Release and Settlement Agreement does not affect the need of MasterCard to defend against claims brought against it by Discover Financial Services, DFS Services, LLC and Discover Bank.

25. Except as provided in paragraph 18, the parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York to consider the effect of this Release and Settlement Agreement, if any, on any action for damages or other relief in any federal antitrust action by American Express relating to the conduct at issue in the Litigation. With respect to any proceeding in the Southern District of New York to resolve disputes regarding this Release and Settlement Agreement, the Parties agree that they will make reasonable efforts to have it assigned to the Honorable Judge Barbara S. Jones. For the avoidance of doubt, notwithstanding anything in paragraph 18 above, any application for the interpretation, modification, or enforcement of a decree in United States v. Visa USA Inc., Visa International Corp. and MasterCard International Inc. shall be made to the Court entering the decree and nothing in this Release and Settlement Agreement shall limit or affect American Express’s ability to make any such application.

Settlement Communication

Subject to Fed. R. Evid. 408

26. Nothing in this Release and Settlement Agreement shall be construed as an admission of liability by MasterCard with respect to any Covered Claim.

June 24, 2008

MasterCard International Inc.

By:	/s/ Robert W. Selander

MasterCard Incorporated

By:	/s/ Robert W. Selander

American Express

By:	/s/ David Boies

5